EXHIBIT 99.1

LGBT Media Company Multimedia Platforms Acquires Frontiers Media

September 10, 2015: 08:00 AM ET

Multimedia Platforms Inc. (OTCQB: MMPW), the only publicly-traded LGBT media company, announced today the acquisition of New Frontiers Media Holdings, LLC.

The purchase now gives Multimedia Platforms an expansive reach within the LGBT markets of New York, California and Florida, spanning five brands currently publishing 3 million print copies a year. The combined companies will create America's largest LGBT media company and will give advertisers unprecedented access to a demographic representing $884 billion in buying power in the U.S. alone.

California-based Frontiers Media is active in digital, mobile, streaming video, print and outdoor signage, and is best known as the publisher of the gay lifestyle magazine Frontiers, which has received praise and awards since its re-launch in 2014. The company also brings a lively events business to the table with its active role in Style Fashion Week in Los Angeles, the LGBT film festival Outfest, Gay Days Anaheim at Disneyland, and its annual same-sex wedding expo.

Multimedia Platforms now owns the Florida Agenda, Frontiers Media, FunMaps, Guy magazine and Next magazine. Collectively, the five brands represent 7.5 million readers and 4 million unique online visitors annually, in America's top three LGBT markets and 40-plus cities across North America. The brands will maintain their individual identities and websites. Frontiers will expand to the East Coast, becoming America's national gay lifestyle brand, and Next will bring its mix of nightlife and pop-culture to California.

Multimedia Platforms' CEO, Bobby Blair, pointed out that the acquisition of Frontiers Media gives Multimedia Platforms established roots on the west coast and an entry into the entertainment industry.

"We now lead in three of the most populous LGBT states in the country -- California, New York and Florida -- and offer advertisers both national and international audiences," Multimedia Platforms CEO Bobby Blair said. "Our combined resources allow us to double print circulation and grow our web traffic exponentially in 2016."

The group of brands will give industry partners such as Rivendell Media, the National Equality Publishers Association (NEPA), major LGBT non-profits and current advertisers such as Delta Air Lines, Mercedes, Wynn Las Vegas and Wells Fargo privileged access to the loyal and influential LGBT community, on both a national and local level.

Multimedia Platforms will now have two divisions focused on publishing and online media, respectively. Current President and Group Executive Publisher Peter Jackson will continue in that role leading the company's publishing operations.

Michael Turner, Frontiers Media's current President and CEO, will become President of Multimedia Platforms' digital media. Turner will also continue as Publisher of Frontiers.

Rounding out the executive management team are Kevin Hopper, VP/Operations and Publisher of Next New York; Maura Lane, VP/Sales; Emily Stokes, Corporate Circulation Director; and Dennis Dean, Corporate Creative Director.

New to the team is Tristan Schukraft, who will serve as VP/Marketing and Publisher of the new Next Los Angeles magazine. Veteran magazine editor Owen Phillips, who has led Frontiers Media's editorial transition, will advise on content across all platforms.

"It's an incredible time to be serving the LGBT community as the business world recognizes the power of this influential audience," said Multimedia Platforms President of Digital Media, Michael Turner. "I'm proud that we'll be able to vastly expand the reach of our content -- which is produced by some of the most talented and respected writers, editors, designers, producers and photographers in the industry."

"We are creating a first-of-its-kind media company which will have global reach and influence," said Multimedia Platforms President and Group Executive Publisher, Peter Jackson. "This acquisition represents a multimillion dollar investment in digital media development to provide the LGBT community with news, opinion and entertainment across a wide variety of delivery formats, anywhere and at any time."

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About Multimedia Platforms Multimedia Platforms Inc. ("MMPW") is a publicly traded industry-leading Multimedia Technology and Publishing company that integrates print media with social media, and related online platforms, to deliver information and advertising to niche markets. MMP teams utilize its proven business model to deliver niche publications and online platforms that target one of the most sought-after demographics in the world, the Lesbian, Gay, Bisexual and Transgender population. MMP has recently expanded its concept to include video and mobile applications reaching deep into the international LGBT community. MMP's top brands include the Florida Agenda, FunMaps, Guy magazine and Next magazine. MMP's plan to interweave web, mobile and print to deliver the highest quality news and entertainment information via a variety of platforms that cross all cultural, generational and preferred modality barriers to reach an unprecedented audience.

Visit multimediaplatformsinc.com for more information.

About Frontiers Media Frontiers Media is the 21st century's LGBT media company, spanning digital, mobile, print, video, outdoor signage and unique experiential events. With the authority that comes from being a first in gay publishing nearly 35 years ago and incredible access to the entertainment industry, Frontiers Media serves the sophisticated, influential and nuanced LGBT community like no company has before. In addition to publishing its biweekly gay print magazine Frontiers, distributed throughout California, Nevada and online, Frontiers Media co-produces The Horizon, the world's most popular gay web series with over 38 million views hosted on its Frontiers TV platform. Frontiers Media is proud to be a certified LGBT Business Enterprise and a founding member of NEPA, representing LGBT publishers from the top 20 U.S. markets.

Visit frontiersmedia.com for more information.